DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT is made this day ______ of March 2011, between
Principal Life Insurance Company (“Principal”), a life insurance company organized under the laws of the State of Iowa, and Princor Financial Services Corporation (“Princor”), an affiliate of Principal organized under the laws of the State of Iowa.

WITNESSETH

WHEREAS, Principal has established Separate Account B (“Separate Account”) and registered such Separate Account as an investment company under the Investment Company Act of
1940 to fund variable annuity contracts issued by Principal Life Insurance Company;

WHEREAS, Princor is registered with the Securities and Exchange Commission as a broker-
dealer under the Securities Exchange Act of 1934 and is a member of the Financial Industry
Regulatory “FINRA”; and

WHEREAS, Principal desires to issue certain Principal Lifetime Income Solutions SM contracts
(“Contracts”) with respect to the Separate Account which will be sold and distributed by and through
Princor, and Princor is willing to sell and distribute such Contracts under the terms and conditions stated herein;

NOW, THEREFORE, the parties agree as follows:

1.	Principal hereby appoints Princor as the principal underwriter of the Contracts issued with respect to the Separate Account, and Princor agrees to use its best efforts to sell and distribute the
Contracts through its registered representatives or through other broker-dealers registered under the
Securities and Exchange Act of 1934 whose registered representatives are authorized by applicable law to sell variable annuity contracts.

2.	All payments and other monies payable upon the sale, distribution, renewal or other transaction involving the Contracts shall be the property of and be paid or remitted directly to
Principal, who shall retain all such payments and monies for its own account except to the extent such payments and monies are allocated to the Separate Account. Princor shall not be deemed to have any interest in such payments.

3.	For the administrative convenience of the parties, Principal shall

(a) pay to the registered representatives of Princor the commissions earned on the sale, distribution, renewal or other transaction involving the Contracts as determined in the attached Commission Schedule, and provide Princor with accurate records of all such commissions paid on its behalf; and

(b) pay to broker-dealers with whom Princor has entered into a Selling Agreement for the distribution of the Contracts any applicable dealer allowance or other compensation as provided in such Selling Agreement, and provide Princor with accurate records of all such payments paid on its behalf.

4.	Principal shall pay to Princor an amount equal to the expenses incurred by Princor in the performance of this Agreement. Princor shall provide a statement of expenses to Principal at least semi-annually in a form and manner agreed to by the parties.

5. Princor shall be solely responsible for the supervision and control of the conduct and activities of its registered representatives with regard to the sale and distribution of the Contracts.

6. Principal shall assume the responsibility, including the costs thereof, for all administrative and legal functions pertaining to the Contracts not otherwise specifically assumed by Princor in this agreement, including but not limited to the following: the preparation, printing and filing of prospectuses; the development, filing and compliance with federal and state securities laws and regulations of the Separate Account; contract development; SEC registration; filing and compliance with state insurance laws and regulations; underwriting; contract issue and contractowner service functions; developing sales and promotional material; and training agents.

7. Principal will prepare and maintain all the books and records in connection with the offer and sales of variable annuity contracts which are required to be maintained and preserved in accordance with applicable securities law; and all such books and records are to be maintained and held by Principal on behalf of and as agent for the broker-dealer whose property they are and shall remain; and all such books and records will be made available for inspection by the Securities and
Exchange Commission at all times.

8. Principal shall send to each contractowner or such other person as appropriate a confirmation as required by law or regulation of any transaction made with respect to the Contracts which shall reflect the true facts of the transaction and show that confirmation of the transaction is being sent on behalf of the broker-dealer.

9. Princor and Principal may enter into agreement with other broker-dealers duly licensed under applicable federal and states laws and with their affiliated general agencies, if any, for the sale and distribution of the Contracts. The commission payable to registered representatives on the sale of Contracts there under may not exceed the amount shown on the attached Commission Schedule.

10. Anti-Money Laundering and Know Your Customer Compliance: The parties acknowledge that they are financial institutions subject to the USA Patriot Act of 2001 and the Bank Secrecy Act
(collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Princor further acknowledges that they are in compliance and will continue to comply with the AML Acts and the applicable rules, regulations of the SEC, FINRA, or any other self-regulatory organizations, as they now exist and as they may be amended in the future. Princor represents and warrants that, in compliance with applicable laws, regulations and rules, (i) it has adopted a customer identification program consistent with the applicable rules and further covenants and agrees that it will verify the identity of each of its customers who purchases a Contract through Princor’s Registered Representatives and provide for screening all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the law, (ii) it will provide ongoing employee training, (iii) it will adopt all necessary internal policies, procedures and controls to insure compliance with the AML Acts, and all applicable rules, regulations and regulatory guidance, and (iv) the AML program will be audited as required and steps will be taken to address any deficiencies identified.
Princor and Principal hereto further acknowledges that it has a current 314(b) notice on file with
FinCEN in accordance with section 314(b) of the USA Patriot Act and agrees to refile such notice annually (or as otherwise required to remain current in accordance with applicable regulations) during the term of this Agreement.

11. Princor shall use commercially reasonable efforts to inform and train its Registered
Representatives on compliance with the prospectus delivery requirements under the 1933 Act. In addition, Princor shall use commercially reasonable efforts to train and instruct its Registered
Representatives to not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase is suitable for such applicant, in accordance with the suitability requirements of the 1934 Act and FINRA Conduct Rule 2310 as the same may be amended or interpreted from time to time. Princor shall use commercially reasonable efforts to determine that each transaction is completed with a Registered Representatives report indicating suitability, including any required and necessary customer information, and is subjected to a review process in compliance with FINRA Conduct Rule 3010, as the same may be amended or interpreted from time to time. Each application shall be approved by one of the Princor’s Registered Principals, in accordance with all applicable FINRA rules.

Princor shall ensure that its Registered Representatives shall not make recommendations to purchase a Contract except in accordance with the suitability and disclosure requirements set forth in any state insurance law or regulation governing the offer and sale of Contracts, including any state law or regulation governing sales to the public in general (e.g. consumer protection laws or regulations, unfair trade practices, annuity disclosure regulations) or to senior citizens.

12. Principal agrees to indemnify and hold Princor, its partners, controlling persons, officers, directors, shareholders, members, affiliates, employees and agents harmless from and against any and all losses, claims, damages, costs, liabilities or expenses (including reasonable attorney's fees and expenses), to which Princor may become subject to in connection with Principal's performance under this agreement.

13. This agreement may be terminated by either party upon 60 days prior written notice.
Princor shall promptly notify the Securities and Exchange Commission of any such termination.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed on the day and year written above.

PRINCIPAL LIFE INSURANCE COMPANY

By:_____________________________________
Melissa Crew, Assistant Vice President –
Principal Life Insurance Company

PRINCOR FINANCIAL SERVICES

By:_____________________________________
Traci Weldon, Vice President and Chief
Compliance Officer- Princor Financial
Services Corporation

EXHIBIT A

COMPENSATION SCHEDULE FOR
PRINCIPAL VARIABLE ANNUITY CONTRACTS

Product may not be available in all states and state variations may apply.
Commissions are based on the age of the oldest owner or annuitant. For the initial premium payment, commission is based on the age on the date the application is signed. For subsequent premium payments, commission is based on the age and commission rate in effect at the time the premium payment is received.
Trail commissions are calculated as a percentage of account value.
The trail commission is paid to the current servicing agent of record provided the Annuity Contract is still in effect.
Servicing agent means the broker dealer or Registered Representative appointed by us and accepted by the contract owner as the servicing agent. If the contract owner requests a change in the servicing agent or if we decide that a change would be in the best interests of the contract owner, trail commissions will be paid to the new servicing agent or his/her broker dealer where appropriate. No trail commissions are paid after termination of this Agreement.

Principal Lifetime Income Solutions
(variable annuity)

A. Option Elections

The Broker Dealer will be paid compensation on sales of Principal Lifetime Income Solutionssm Contracts in accordance with the Compensation Options elected herein and which its Registered Representative shall elect, using the election procedures established by the Issuer, upon submission of the product application to the Issuer and for which good payment has been received.

Compensation paid will be based on Option A unless, upon submission of the contract application, the Registered
Representative elects another Option made available to it by Broker Dealer’s election below.

Check the options available to your Registered Representatives.

X_ Option A - Full front end compensation with no trail

___Option B - Slightly lower front-end commission with a .10% annual trail commission paid quarterly starting at the end of the fifth quarter

___Option C - Lower front-end commission with a .30% annual trail commission paid quarterly starting at the end of the fifth quarter

___Option D – Low or no up front-end commission based upon issue age with a 1.0% annual trail commission paid quarterly starting at the end of the fifth quarter

B.	Commissions on Premium

		Premium < $2,000,000		Premium > $2,000,000
		and Age through 75		and Age 76 through 85
		New Premium	Contract Years 2 and later	New Premium	Contract Years 2 and later
		Commission	Annual Trail Commission	Commission	Annual Trail Commission
	Option A	5.25	0.00	4.00	0.00
	Option B	4.75	0.10	3.40	0.10
	Option C	4.00	0.25	2.65	0.25
	Option D	2.75	0.50	1.40	0.50

Premium over $2,000,000 is subject to home office approval. Commission is based on cumulative premium payments since contract issue. Reduced commissions may apply for premium over $2,000,000.

For Options B, C and D, in contract years 2 and later, one fourth of the annual trail commission is multiplied by the total account value of the annuity on the last day of the contract quarter and paid quarterly beginning at the end of the 5th contract quarter. The trail commission is paid to the current servicing agent of record.

In the states of Alabama, Massachusetts, and Washington, no commissions are paid on additional premium payments after contract year 3 for contracts without the Premium Payment Credit rider and after contract year 1 for contracts with the
Premium Payment Credit rider. Trail commissions are not affected.

C.	Commissions on Other Internal Exchanges

From one of the following to Principal Lifetime Income Solutions:
	Current yield annuities > 10 yrs	Rollover retirement annuity
	Select account annuity > 10 yrs	Free Surrender Amount from VA or Fixed Deferred
	Life policies d20 yrs	VA
Percentage of Premium
	Premium < $2,000,000		Premium > $2,000,000
	Age	Age
	through 75	76 and older	All Ages and options
Home Office Approval
	1.75	1.75	Required — Reduced
Commissions May Apply

From a Principal Indexed Annuity or Principal Fixed Deferred Annuity to Principal Lifetime Income Solutions
(the whole contract must be exchanged):

			Percentage of Premium
		Premium < $2,000,000			Premium > $2,000,000
				Exchange Occurs
	Exchange Occurs			Before Surrender	Exchange Occurs Before/After
	After Surrender Charge Period Expires			Charge Period Expires	Surrender Charge Period Expires
	Age	Age	Contract Years 2
	through	76 and	and later Annual
	75	older	Trail Commission	All Issue Ages	All Ages and options
Option A	4.25	3.00	0.00	1.75
Option B	3.75	2.40	0.10	1.75	Home Office Approval
					Required — Reduced
Option C	3.00	1.65	0.25	1.75	Commissions May Apply
Option D	1.75	0.40	0.50	1.75

Internal Exchanges Where Full Commission is Paid
Proceeds from one of the following to a Principal variable annuity:
Pension Builder	Bankers Flexible Annuity
Pension Provider	Life > 20 yrs
Principal Funds	Pension Builder Plus (includes HR10 & CORP)
Security Builder	Matured endowment
Minimum distributions (Age 70 ½)	401K pension products – RIA & FIA
Life policy death proceeds	Annuity death proceeds used by a spouse
beneficiary to purchase a new annuity

Internal Exchanges Where No Commission is Paid
Proceeds from one of the following to a Principal variable annuity:
Current Yield Annuity < 10 years
Select Account Annuity < 10 years

D.	Chargeback on Full or Partial Surrenders
In the event of a full or partial surrender of the contracts for any reason (except death) within the first 12 months they are in force, commissions on surrenders in excess of the contractual free withdrawal privilege will be charged back as described below, and will be reimbursed to us by you.

The charge back rates are:
Completed Months	Percentage	Completed Months	Percentage
1	100	7	50
2	100	8	50
3	100	9	50
4	100	10	50
5	100	11	50
6	100	12	50

Principal Lifetime Income Solutions surrenders are taken from premium payments on a first-in first-out basis.

If Principal Lifetime Income Solutions is surrendered in years 2-7, there is no commission charge back on any premium payments made up to and including the contractual premium payment limitations.

If Principal Lifetime Income Solutions is fully or partially surrendered in years 8 and later, any commissions paid in the 12 months prior to surrender on any premium payments made up to and including the contractual premium payment limitations will be charged back up to the amount surrendered, less the contractual free withdrawal privilege, less any applicable surrender charge.

If Principal Lifetime Income Solutions is fully or partially surrendered, we reserve the right to charge back any commissions paid in the 3 years prior to surrender on any premium payments made in excess of the contractual premium payment limitations up to the amount surrendered, less the contractual free withdrawal privilege, less any applicable surrender charge.